SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported):  June 14, 1995


                          TUCSON ELECTRIC POWER COMPANY
                          -----------------------------

             (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                  220 West Sixth Street, Tucson, Arizona  85701
               (Address of principal executive office)  (Zip Code)


                                 (520) 622-6661
              (Registrant's telephone number, including area code)

Item 5.

Application for Rate Increase Filed
- -----------------------------------

     On June 14, 1995, the Company filed an application with the Arizona Corporation Commission (ACC), requesting an overall 4.9% increase in retail rates (approximately $28.4 million in annual revenues). The Company's request is based on original cost rate base of approximately $1.17 billion, a rate of return on original cost rate base of 8.2%, and a rate of return on common equity of 11.5% applied to a capital structure of 60% debt and 40% equity.

     The proposed rate structure is a continuation of the Company's effort to insure that the various retail customer classes pay their share of the cost of providing service. The Company is proposing increases of 7.5% for residential customers, 3.6% for commercial customers, and 5.0% for industrial customers. The proposed increase would result in an increase of $5.37 in the average monthly residential bill, from $70.92 (9.46 cents per kWh) to $76.29 (10.17 cents per kWh) for residential customers using an average 750 kilowatt-hours per month.

     The request seeks recovery of the costs associated with providing service to retail customers including the full operating and capital costs of the portion of Springerville Generating Station Unit 2 (Springerville 2) that had previously been excluded from the Company's rate base. The Company's request contains elements of traditional cost of service/rate of return ratemaking as well as several innovative proposals designed to keep the Company competitive in fast-changing markets.

     The application requests recovery of the costs associated with the remaining 37.5% (135 MW) of Springerville 2, that the Company believes is "used and useful" in accordance with ACC methodologies. In 1994, the Company's system peak demand was 139 MW over the demand upon which current rates are based; therefore, the entire capacity of Springerville 2 was utilized to meet retail requirements. Total additions to rate base due to the inclusion of the remaining 37.5% of Springerville 2, including related deferrals of previously incurred costs, amounted to approximately $191 million.

     The innovative proposals referred above include flexibility to enter into special contracts at prices below the tariffs' levels to be approved by the ACC; allocation of savings resulting from improved operating efficiencies between the Company and its customers; allocation of the benefits of the SCECorp litigation settlement by allocating the net proceeds of the $40 million cash settlement (approximately $27.5 million after litigation costs) to the Company and the benefits of the 110 MW added generating capacity related to the SCE power exchange to the retail customers; jurisdictional allocation of costs of wholesale sales based on marginal costs of a wholesale transaction rather than the Company's average costs; Time-of-Use rates for small commercial customers and customers on the low-income Lifeline and Senior Lifeline rates as well as revisions in the peak periods and/or charges for existing Time-of-Use rates; establishing Residential Lifeline/Medical Life-Support Discount Rate for low-income customers whose medical conditions necessitate the use of electrical equipment; and creating Low Income Fund for Emergencies (LIFE) by setting aside $4.0 million so that the interest earned on those funds can be used for payment by low income customers on their billed electric services.

     Finally, if the ACC approves the Company's request as well as the Company's complementary proposals as filed, the Company proposed not to file another rate case until the year 2000, absent any emergencies.

     The ACC has a self-imposed time schedule for receipt of orders in major rate cases that would lead to an order being issued in the second quarter of 1996. The ACC has not yet set a date for hearings on the Company's request.


                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      TUCSON ELECTRIC POWER COMPANY
                                      -----------------------------
                                               (Registrant)



Date:  July 3, 1995                                 Ira R. Adler
                                      -----------------------------------
                                                    Ira R. Adler
                                      Senior Vice President and Principal
                                               Financial Officer